Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm”, and to the use of our reports dated (i) March 6, 2020, with respect to the financial statements of Trinity Capital Inc. as of December 31, 2019 and for the period as indicated in the table below, and (ii) dated March 12, 2020, with respect to the financial statements of Trinity Capital Investment, LLC, Trinity Capital Fund II, L.P., Trinity Capital Fund III, L.P., Trinity Capital Fund IV, L.P. and Trinity Sidecar Income Fund, L.P as of December 31, 2019, and Trinity Capital Investment, LLC, Trinity Capital Fund II, L.P., Trinity Capital Fund III, L.P., and Trinity Capital Fund IV, L.P. as of December 31, 2018, and for each of the periods indicated in the table below included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-248850) and related Prospectus of Trinity Capital Inc. for the registration of its 7.00% Notes due 2025.

Entity	Financial Statements Period
Trinity Capital Inc.	For the period from August 12, 2019 (date of inception) to December 31, 2019
Trinity Capital Investment, LLC	For the years ended December 31, 2019 and 2018
Trinity Capital Fund II, L.P.	For the years ended December 31, 2019 and 2018
Trinity Capital Fund III, L.P.	For the years ended December 31, 2019 and 2018
Trinity Capital Fund IV, L.P.	For the year ended December 31, 2019 and for the period from November 21, 2018 (commencement of operations) through December 31, 2018
Trinity Sidecar Income Fund, L.P.	For the period from April 9, 2019 (commencement of operations) to December 31, 2019

/s/ Ernst & Young LLP

Los Angeles, California

October 19, 2020